Exhibit 99.1

CROWDGATHER ANNOUNCES ANTI-DILUTIVE CONVERSION OF APPROXIMATELY $2.5 MILLION IN CORPORATE DEBT AND ACCRUED INTEREST INTO EQUITY; AND PROCEEDS OF $670,000 FROM EXERCISE OF CREDITOR WARRANTS

•	Transaction will result in CrowdGather being debt-free with cash proceeds to be used for working capital and continued forum acquisitions

Woodland Hills, CA.  March 3, 2010  --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it has received notice from certain foreign institutional investors regarding their desire to convert principal and accrued interest resulting from an issuance of senior secured convertible debentures in May, 2009.  Repayment of these debentures was due in November, 2010 and with this conversion CrowdGather will be debt free.  These conversions were made pursuant to the terms of the debentures as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 26, 2009.  The holders of these debentures have also elected to increase their equity holdings in CrowdGather through the exercise of 957,141 warrants.  The conversions and warrant exercise will result in the issuance of a total of 2,865,054 new shares of common stock and provide $670,000 in capital to the Company.   As part of the initial debenture subscription agreement, Chairman and CEO, Sanjay Sabnani will surrender 5,000,000 of his beneficially owned shares to CrowdGather for cancellation as previously agreed to as a conversion inducement.  As a result of this cancellation, there will be no dilution to the Company’s other shareholders despite the issuance of the new shares for the conversion or the warrant exercise.  CrowdGather will have approximately 39 million shares outstanding as compared to approximately 41 million shares outstanding prior to the conversion and warrant exercise.

Of the $2,520,513 in total debt and accrued interest outstanding to these investors, $1,955,217 in debt and accrued interest was converted at $1.37 per share based upon a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion, resulting in the issuance of 1,423,663 shares of CrowdGather common stock.  The remaining $565,296 was converted at a 32% discount to the 10 day VWAP, for the issuance of 484,250 shares of CrowdGather common stock at the conversion price of $1.17 per share.  Additionally, a total of 957,141 of warrants issued as part of the debenture were exercised by the respective investors at $0.70 per share, resulting in cash proceeds of $670,000 to CrowdGather.

Due to a provision in the debenture conversion provisions wherein CrowdGather’s Chairman and CEO agreed to cancel five million shares from his personal holdings as an inducement for the investors to convert their debentures into equity, the net effect of this transaction will be anti-dilutive to CrowdGather shareholders.  The Company will have approximately 39 million shares outstanding despite the issuance of 2,865,054 new shares for the conversion of debentures and exercise of warrants.  Prior to this transaction, CrowdGather had approximately 41 million shares outstanding.

“This is a significant milestone for our Company,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “While my personal ownership in the CrowdGather has been substantially reduced, we are now free of any debt and in a position to use our cash and equity to drive growth through acquisitions.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor/Media Contact:    Sanjay Sabnani
                            Phone: 818-435-2472 x 101
                            Email: sanjay@crowdgather.com